CONSENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use on Form S-1 of our reports, dated March 15, 2002, February 21, 2001, except for Note 15, which is March 30, 2001 and Note 16, which is September 14, 2001, and June 16, 2000, except for the fourth paragraph under “The Practices” in Note 3, which is August 2, 2000, and Note 2, which is September 14, 2001 relating to the consolidated financial statements of Metropolitan Health Networks, Inc. and Subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.

KAUFMAN, ROSSIN & CO.

Miami, Florida

December 23, 2002

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